[LINDQUIST & VENNUM P.L.L.P. LETTERHEAD]

                                                                     Exhibit 5.1


                                December 17, 1997



Applied Biometrics, Inc.
501 East Highway 13, Suite 108
Burnsville, Minnesota 55337

        Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-3 filed by Applied Biometrics, Inc. (the "Company") with the Securities and Exchange Commission, relating to a secondary offering of up to 85,000 shares of Common Stock, $.01 par value ("Common Stock"), to be offered and sold by certain Selling Shareholders (as defined therein), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

        1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

        2. The shares of Common Stock being offered by the Selling Shareholders are duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Lindquist & Vennum PLLP

                                          LINDQUIST & VENNUM P.L.L.P.